UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*


Roadrunner Transportation Systems, Inc.
(Name of Issuer)

Common Stock, $0.01 Par Value
(Title of Class of Securities)

76973Q105
(CUSIP Number)

31-Dec-16
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
       [X]	Rule 13d-1(b)
       [ ]	Rule 13d-1(c)
       [ ]	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be 'filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 ('Act') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. 76973Q105
----------------------------------------------------------------------
1. Names of Reporting Persons.

Barclays PLC

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2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [ ]

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3. SEC Use Only

-------------------------------------------------------------------
4. Citizenship or Place of Organization

England, United Kingdom

				5. Sole Voting Power
Number of 				2,099,528
Shares 				------------------------------
Beneficially 			6. Shared Voting Power
Owned by Each 				-0-
Reporting 			------------------------------
Person With:			7. Sole Dispositive Power
					2,099,528
				------------------------------
				8. Shared Dispositive Power
					-0-

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9. Aggregate Amount Beneficially Owned by Each Reporting Person

2,099,528
---------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
			(See Instructions)  [ ]

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11. Percent of Class Represented by Amount in Row (9)

5.48%
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12. Type of Reporting Person (See Instructions)

HC
---------------------------------------------------------------


CUSIP No. 76973Q105
----------------------------------------------------------------
1. Names of Reporting Persons.

Barclays Bank PLC

-----------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [ ]

---------------------------------------------------------------------
3. SEC Use Only

---------------------------------------------------------------------
4. Citizenship or Place of Organization

England, United Kingdom

				5. Sole Voting Power
Number of 				721,097
Shares 				------------------------------
Beneficially 			6. Shared Voting Power
Owned by Each 				-0-
Reporting 			------------------------------
Person With:			7. Sole Dispositive Power
					721,097
				------------------------------
				8. Shared Dispositive Power
					-0-

---------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person

721,097

---------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
			(See Instructions)  [ ]

---------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

1.88%
--------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

BD
-------------------------------------------------------------------


CUSIP No. 76973Q105
----------------------------------------------------------------
1. Names of Reporting Persons.

Barclays Capital Derivatives Funding LLC

-----------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [ ]

---------------------------------------------------------------------
3. SEC Use Only

---------------------------------------------------------------------
4. Citizenship or Place of Organization

Delaware, United States

				5. Sole Voting Power
Number of 				22,831
Shares 				------------------------------
Beneficially 			6. Shared Voting Power
Owned by Each 				-0-
Reporting 			------------------------------
Person With:			7. Sole Dispositive Power
					22,831
				------------------------------
				8. Shared Dispositive Power
					-0-

---------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person

22,831

---------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
			(See Instructions)  [ ]

---------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

0.06%
--------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

BD
-------------------------------------------------------------------


CUSIP No. 76973Q105
----------------------------------------------------------------
1. Names of Reporting Persons.

Barclays Capital Securities Limited

-----------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [ ]

---------------------------------------------------------------------
3. SEC Use Only

---------------------------------------------------------------------
4. Citizenship or Place of Organization

England, United Kingdom

				5. Sole Voting Power
Number of 				1,355,600
Shares 				------------------------------
Beneficially 			6. Shared Voting Power
Owned by Each 				-0-
Reporting 			------------------------------
Person With:			7. Sole Dispositive Power
					1,355,600
				------------------------------
				8. Shared Dispositive Power
					-0-

---------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person

1,355,600

---------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
			(See Instructions)  [ ]

---------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

3.54%
--------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

BD
-------------------------------------------------------------------


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Item 1.

(a) Name of Issuer:
	Roadrunner Transportation Systems, Inc.


(b) Address of Issuer's Principal Executive Offices:
	4900 S. Pennsylvania Ave.
	Cudahy, Wisconsin

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Item 2.

(a) Name of Person Filing:
	(1) Barclays PLC
	(2) Barclays Bank PLC
	(3) Barclays Capital Derivatives Funding LLC
	(4) Barclays Capital Securities Limited

(b) Address of Principal Business Office or, if none, Residence:
	(1) Barclays PLC
	1 Churchill Place,
	London, E14 5HP, England

	(2) Barclays Bank PLC
	1 Churchill Place,
	London, E14 5HP, England

	(3) Barclays Capital Derivatives Funding LLC
	C/O Corporation Trust Company
	Corporation Trust Center
	1209 Orange Street
	Wilmington, DE 19801

	(4) Barclays Capital Securities Limited
	5 The North Colonnade
	Canary Wharf
	London, E14 4BB, England


(c) Citizenship:
	(1) Barclays PLC: England, United Kingdom
	(2) Barclays Bank PLC: England, United Kingdom
	(3) Barclays Capital Derivatives Funding LLC: Delaware, United States
	(4) Barclays Capital Securities Limited: England, United Kingdom


(d) Title of Class of Securities:   Common Stock, $0.01 Par Value

(e) CUSIP Number: 76973Q105

----------------------------------------------------------------------

Item 3.	If this statement is filed pursuant to Sub-Section 240.13d-1
	(b) or 240.13d-2(b)
	or (c), check whether the person filing is a:

(a) [X] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
(b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
(c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
(e) [ ] An investment adviser in accordance with Sub-Section 240.13d-1(b)(1)(ii)(E);
(f) [ ] An employee benefit plan or endowment fund in accordance with Sub-Section 240.13d-1(b)(1)(ii)(F);
(g) [X] A parent holding company or control person in accordance with Sub-Section 240.13d-1(b)(1)(ii)(G);
(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j) [X] A non-U.S. institution that is the functional equivalent of any of the institutions listed in Rule 240.13d-1 (b)(1)(ii)(A) through (I);
(k) [ ] Group, in accordance with Sub-Section 240.13d-1(b)(1)(ii)(J).

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Item 4.	Ownership.

       Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:
	See the response(s) to Item 9 on the attached cover page(s).

(b) Percent of class:
	See the response(s)to Item 11 on the attached cover page(s).

(c) Number of shares as to which the person has:

	(i)    Sole power to vote or to direct the vote:
		See the response(s) to Item 5 on the
		attached cover page(s).

	(ii)   Shared power to vote or to direct the vote:
		See the response(s) to Item 6 on the
		attached cover page(s).

	(iii)  Sole power to dispose or to direct the
		disposition of:
		See the response(s) to  Item 7 on the
		attached cover page(s).


	(iv) Shared power to dispose or to direct the disposition of:
		See the response(s) to  Item 8 on the
		attached cover page(s).


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Item 5.	Ownership of Five Percent or Less of a Class.

 	If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following

[ ]
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Item 6.	Ownership of More than Five Percent on Behalf of
	Another Person.

		Not Applicable.
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Item 7.	Identification and Classification of the Subsidiary Which
		Acquired the Security Being Reported on By the
		Parent Holding Company.

		See Exhibit A.
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Item 8.	Identification and Classification of Members of the Group.

		Not Applicable.
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Item 9.	Notice of Dissolution of Group.

		Not Applicable.
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Item 10.	Certification.

		By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



SIGNATURE

		After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

		Dated: February 14, 2017

		By : James Gibson

		Title: Director, Global Compliance Services


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INDEX TO EXHIBITS

Exhibit A	Item 7 Information

Exhibit B	Joint Filing Agreement




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EXHIBIT A

	The securities being reported on by Barclays PLC, as a parent holding company, are owned, or may be deemed to be beneficially owned, by Barclays Bank PLC, a non-US banking institution registered with the Financial Conduct Authority authorised by the Prudential Regulation Authority and regulated by the Financial
        Conduct Authority and the Prudential Regulation Authority in the United Kingdom and Barclays Capital Securities Limited, a non-US broker or dealer registered with the Financial Conduct Authority regulated by the Financial
        Conduct Authority and the Prudential Regulation Authority in the United Kingdom.
	Barclays Bank PLC,
        Barclays Capital Derivatives Funding LLC and Barclays Capital Securities Limited are wholly-owned subsidiaries of Barclays PLC.

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EXHIBIT B

JOINT FILING AGREEMENT
The undersigned hereby agree that the Statement on Schedule 13G filed herewith (and any amendments thereto), is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) (1) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.


Dated: February 14, 2017


BARCLAYS PLC
By:
Name: James Gibson

Title: Director, Global Compliance Services


Barclays Bank PLC
By:
Name: James Gibson

Title: Director, Global Compliance Services


Barclays Capital Derivatives Funding LLC
By:
Name: James Gibson

Title: Director, Global Compliance Services


Barclays Capital Securities Limited
By:
Name: James Gibson

Title: Director, Global Compliance Services